EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 11/17/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.49%	-0.56%	5.70%
Class B Units	-0.51%	-0.60%	4.91%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED NOVEMBER 17, 2006

Positions in the interest rates, metals and currencies resulted in small weekly losses for the Grant Park Futures Fund; gains came mainly from the stock indices.

Long positions in the Japanese government bond contract reported losses as prices fell ahead of this week’s auction of 800 billion yen’s worth of government 20-year bonds, analysts said. Long positions in the U.S. Treasury market sustained losses as prices fell after the minutes from the Federal Reserve’s Open Market Committee October meeting suggested that the central bank was more worried about inflation and less concerned with slowing economic growth. Stronger-than-expected manufacturing data from the New York and Philadelphia Federal Reserve districts also sent prices lower.

The U.S. dollar rose against some of its major trading partners, resulting in losses for positions in the currency sector. Despite lower-than-expected data on consumer and producer prices, the dollar rallied as the FOMC minutes gave investors reason to suspect that the central bank might keep a somewhat hawkish stance on interest rates. Concerns that a strong euro was impeding European exports combined with a benign quarterly inflation report from the Bank of England gave support to the greenback against the euro and British pound. Both of those currencies closed lower, resulting in losses to long positions.

Long positions in the base metals sustained losses on concerns that Chinese demand for industrial metals could be slowing, analysts said. Zinc was 5.6% lower for the week while lead fell more than 10% by the close on Friday. Aluminum prices also fell.

Long positions in the global stock indices reported gains for the week as the soft inflation data pushed share prices higher. Analysts suggested that the benign consumer and producer price data had given investors reason to believe that the U.S. economy could be headed for a soft landing in the coming year. Further weakness in energy prices also contributed to the rally, analysts said.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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